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                                   EXHIBIT 12
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                      Three Months Ended
                                                                           March 31,
                                                                     --------------------
                                                                       2002         2003
                                                                       ----         ----
Income (loss) from continuing operations.......................      $ (1,404)    $   537
Add fixed charges:
Interest costs including amortization of debt issuance cost.....        3,591       3,429
                                                                     --------     -------
  Earnings (loss) before fixed charges........................          2,187       3,966

Fixed charges:
  Interest expense including amortization of debt issuance
    costs....................................................           3,591       3,429
                                                                     --------     -------

Earnings (deficiency) to cover fixed charges....................       (1,404)        537
                                                                     ========     =======
Ratio of earnings to fixed charges..............................            -        0.16
                                                                     ========     =======
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